Exhibit 3.1

Restated Certificate of Certificat de constitution à Incorporation jour Canada Business Corporations Act Loi canadienne sur les sociétés par actions ENERFLEX LTD. Corporate name / Dénomination sociale 774811-6 Corporation number / Numéro de société I HEREBY CERTIFY that the articles of JE CERTIFIE que les statuts constitutifs de la incorporation of the above-named corporation société susmentionnée ont été mis à jour en vertu were restated under section 180 of the Canada de l’article 180 de la Loi canadienne sur les Business Corporations Act as set out in the sociétés par actions, tel qu’il est indiqué dans les attached restated articles of incorporation. statuts mis à jour ci-joints. Raymond Edwards Director / Directeur 2019-05-03 Date of Restatement (YYYY-MM-DD) Date de constitution à jour (AAAA-MM-JJ)

Innovation, Science and Innovation, Sciences et Economic Development Canada Developpement economique Canada Corporations Canada Corporations Canada Canada Business Corporations Act (CBCA) FORM7 RESTATED ARTICLES OF INCORPORATION I’ -Cmpo. (Section 180) ate name IEnerflex L td . 12- Corporat;on number 107 748 111-GJ 3 -The province or territory in Canada where the registered office is situated (do not indicate the full address) Al berta I 4 -The classes and any maximum number of shares that the corporation is authorized to issue see attache d sche dul e I Please I 5- Restrictions, if any, on share transfers Non e 6 - Minimum and maximum number of directors (for a fixed number of directors, indicate the same number in both boxes) Minimum number Q Maximum number~ 7- Restrictions, if any, on the business the corporation may carry on None 8 - Other provisions, if any I Pl ease see at t ach ed sche dul e I 9 - Declaration I hereby certify that I am a director or authorized officer of the corporation and that these restated articles of incorporation correctly set out, without substantive change, the corresponding provisions of the articles of incorporation as amended and supersede the original articles of incorporation. Signature: Print name: Amanda Ko u si ni ori s Telephone number: 403 - 236- 6602 Note: Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5000 or to imprisonment for a term not exceeding six months or to both (subsection 250(1) of the CBCA). ISED-ISDE 3167E (2016/11) Page 1 of 2 Canada

SCHEDULE TO THE ARTICLES OF

ENERFLEX LTD.

The Corporation is authorized to issue an unlimited number of shares to be designated as Preferred Shares and an unlimited number of shares to be designated as Common Shares. The rights, privileges, restrictions and conditions attaching to the Preferred Shares and the Common Shares are as follows:

A.	Preferred Shares

The rights, privileges, restrictions and conditions attaching to the Preferred Shares are as follows:

1.	Authority to Issue in One or More Series and Set Terms of Each Such Series

1.1

The Preferred Shares may at any time and from time to time be issued in one or more series, each series to consist of such number of shares as may, before the issue thereof, be determined by resolution of the board of directors.

1.2

The board of directors of the Corporation shall (subject as hereinafter provided), by resolution duly passed before the issue of the Preferred Shares of each series, fix the designation, rights, privileges, restrictions and conditions to be attached to the Preferred Shares of such series, including, but without in any way limiting or restricting the generality of the foregoing, the voting rights (if any), the rate or amount of preferential dividends and whether such dividends shall be cumulative or non-cumulative, the date or dates and places of payment thereof, the date or dates from which such preferential dividends shall accrue, the rights of the Corporation to purchase the same and to redeem the same, the consideration and the terms and conditions of any such purchase or redemption, conversion rights, if any, the terms and conditions of any share purchase plan or sinking fund and the restrictions, if any, respecting payment of dividends on any shares ranking junior to the Preferred Shares, the whole subject to the filing of articles of amendment setting forth the designation, rights, privileges, restrictions and conditions to be attached to the Preferred Shares of such series.

2.	Liquidation and Ranking

2.1

The Preferred Shares of each series shall, in the distribution of assets in event of liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs, be entitled to preference over the Common Shares to the extent of the amount paid up on the Preferred Shares together with an amount equal to the accrued and unpaid dividends thereon and no more. The Preferred Shares of each series may also be given such other preferences over the Common Shares as may be determined as to the respective series authorized to be issued.

2.2

The Preferred Shares of each series shall rank on a parity with the Preferred Shares of every other series with respect to priority in payment of dividends and in the distribution of assets in the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs.

3.	Dividends

3.1

No dividends (other than stock dividends in shares of the Corporation ranking junior to the Preferred Shares) shall at any time be declared or paid on or set apart for payment on the Common Shares or on any other shares of the Corporation ranking junior to the Preferred Shares unless all dividends up to and including the dividend payment for the last completed period for which such dividends shall be payable on each series of the Preferred Shares then issued and outstanding shall have been declared and paid or set apart for payment at the date of such declaration or payment or setting apart for payment on the Common Shares or such other shares of the Corporation ranking junior to the Preferred Shares; nor shall the Corporation call for redemption or purchase for cancellation any of the Preferred Shares (less than the total number of Preferred Shares then outstanding) or any shares of the Corporation ranking junior to the Preferred Shares unless all dividends up to and including the dividends which shall then be payable on each series of the Preferred Shares then issued and outstanding shall have been declared and paid or set apart for payment at the date of such call for redemption or purchase.

4.	Conversion

4.1

The holders of the Preferred Shares shall not, as such, be entitled as of right to subscribe for or to purchase or receive the whole or any part of any shares, bonds, debentures or other securities or any rights to acquire the same, which may from time to time be issued by the Corporation except in accordance with any conversion rights set forth in the rights, privileges, restrictions and conditions attaching to the Preferred Shares of any series.

5.	Approval of Preferred Shareholders

5.1

The provisions of any or all of the paragraphs of this Section A may be deleted, varied, modified, amended or amplified by articles of amendment but only with the prior approval of the holders of the Preferred Shares given as hereinafter specified in addition to any other approval required by the Canada Business Corporations Act.

5.2

The approval of the holders of the Preferred Shares with respect to any and all matters referred to herein may be given in writing by the holders of not less than two-thirds (2/3) of the Preferred Shares for the time being outstanding or by resolution duly passed and carried by not less than two-thirds (2/3) of the votes cast on a poll at a meeting of the holders of the Preferred Shares duly called and held for the purpose of considering the subject matter of such resolution and at which holders of not less than a majority of all Preferred Shares then outstanding are present in person or represented by proxy in accordance with the by-laws of the Corporation; provided, however, that, if at any such meeting, when originally held, the holders of at least a majority of all Preferred Shares then outstanding are not present in person or so represented by proxy within thirty (30) minutes after the time fixed for the meeting, then the meeting shall be adjourned to such date, being not less than fifteen (15) days later, and to such time and place as may be fixed by the chairman of such meeting and, at such adjourned meeting, the holders of Preferred Shares present in person or so represented by proxy, whether or not they hold more or less than a majority of all Preferred Shares then outstanding, may transact the business for which the meeting was originally called, and a resolution duly passed and carried thereat by not less than two-thirds (2/3) of the votes of cast on a poll at such adjourned meeting shall constitute the approval of the holders of the Preferred Shares hereinbefore mentioned. Notice of any such original meeting of the holders of the Preferred Shares shall be given not less than twenty-one (21) days prior to the date fixed for such meeting and shall specify in general terms the purpose for which the meeting is called, and notice of any such adjourned meeting shall be given not less than fifteen (15) days prior to the date fixed for such adjourned meeting, but it shall not be necessary to specify in such notice the purpose for which the adjourned meeting is called. The formalities to be observed with respect to the giving of notice of any such original meeting or adjourned meeting and the conduct thereof shall be those from time to time prescribed in the by-laws of the Corporation with respect to meetings of shareholders. On every poll taken at any such original meeting or adjourned meeting the holders of Preferred Shares present in person or so represented by proxy shall be entitled to one (1) vote in respect of each Preferred Share held by each of such holders respectively.

B.	Common Shares

1.	Dividends

1.1

Subject to the prior rights of the holders any shares ranking senior to the Common Shares with respect to priority in the payment of dividends, the holders of the Common Shares shall be entitled to receive dividends and the Corporation shall pay dividends thereon as and when declared by the board of directors of the Corporation out of moneys properly applicable to the payment of dividends in such amount and in such form as the directors may from time to time determine.

2.	Dissolution

2.1

In the event of the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, or any other distribution of property of the Corporation among its shareholders for the purpose of winding up its affairs and subject to the prior rights of the holders of any shares ranking senior to the Common Shares with respect to priority in the distribution of property upon dissolution, liquidation, winding up or distribution for the purpose of winding up, the holders of the Common Shares at the time outstanding shall be equally entitled to receive the remaining property and assets of the Corporation on an equal basis per share.

3.	Voting

3.1

The holders of the Common Shares shall be entitled to receive notice of and to attend all meetings of the shareholders of the Corporation and shall have one vote for each Common Share held at all meetings of the shareholders of the Corporation.

4.	Equality

4.1	The Common Shares shall have the same rights and attributes and be the same in all respects.

SCHEDULE TO THE ARTICLES OF

ENERFLEX LTD.

7.	Other provisions, if any:

The board of directors of the Corporation may, at any time and from time to time, by resolution appoint one or more additional directors, who shall hold office for a term expiring not later than the close of the next following annual meeting of shareholders of the Corporation, provided that the total number of directors so appointed by the board of directors of the Corporation during the period between any two annual meetings of shareholders of the Corporation shall not exceed one-third of the number of directors elected at the earlier of such two annual meetings of shareholders of the Corporation.